Introduction and Safe Harbor Language
-------------------------------------

Good morning. And welcome to our third quarter conference call.

With me this morning are Bruce Turner, our President and Chief Executive Officer, and Jaymin Patel, our Chief Financial Officer.

In conjunction with today's call, a slide presentation highlighting our quarterly and year-to-date results will be broadcast over the web. You can find the call, and the presentation, under "Conference Calls and Calendar" in the "Investors" section of our website at www.gtech.com.

You will also find supplemental financial data, consisting of non-GAAP reconciliations, specifically, our calculation of Return on Capital Employed, in the same section. All of this material will be archived. And, for your convenience, the slide presentation will also be available in a PDF format that you can download if you like.

Before we begin today's call, I would like to inform you that comments on this call may contain forward-looking statements including, without limitation, statements relating to the future operations and financial performance of the Company and the Company's future strategies. Such forward-looking statements reflect management's assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties which would cause the results to differ materially from those contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth here and in the Company's filings with the SEC, including our fiscal 2003 10K, as amended, and subsequent filings.

Now I would like to turn the call over to our host, Bruce Turner.

                                      GTECH
                  Bruce Turner Q3 FY04 Conference Call Outline
                             Final- 15 December 2003


Slide 3
-------
Good morning, everyone ... and welcome to our conference call and webcast.

GTECH's third quarter results are in ... and the news continues to be good. It was another strong quarter for us ... with service revenues up by a healthy 11 percent.

Slide 4
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A substantial  amount of that growth was driven by stronger same store sales and new customers in the core business. In fact, same-store lottery sales, on a global basis, have grown by approximately 5 percent or more every quarter for the last six consecutive quarters. Our recent acquisitions, PolCard and Interlott, also played a part, contributing a total of $11M of service revenues in the quarter.

Slide 5
-------
Another metric I would like to highlight is service gross profit margins. In the third quarter, they increased 500 basis points over the same period last year. This represents the sixth consecutive quarter in which our margins have increased by 400 basis points or more. Overall, service gross profit margins are up 600 basis points year-to-date in fiscal 2004.

I would also like to add that we are confident that we can sustain our service margins in the range of 41 to 43 percent going forward ... and as you know, we are committed to improving those margins over the long term.

We believe our third-quarter and year-to-date performance reflects, among other things, the impact of our accelerated rate of investment in technology and acquisitions.

Let's look at technology first.

In view of the strategic value of Enterprise Series and its potential to drive long-term growth, we have stepped up the pace of our investment in research and development. Over the past twelve months, we have increased our R&D investment by more than $25M, or approximately 75%.

We have focused that investment on technology improvements that deliver tangible, significant benefits to our customers and retail partners. For example, we are currently working on combining our Interlott acquisition with GTECH innovation to allow online lottery tickets to be purchased at instant ticket vending machines. We're also working on a totally portable handheld lottery terminal that provides a Braille and text-to-speech interface. This will give a customer with a totally blind retailer network complete mobility.

It is also clear that our technology investments have had a major impact on our competitiveness and success in winning new contracts. In four of our last five procurements, GTECH received the highest technical scores of any vendor. And we have received the highest technical scores in seven out of our last 10 procurements. In a good number of those procurements, our technology scores were high enough to support premium pricing and secure a win.

Slide 6
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And when you look at how those scores convert into dollars,  it looks  something like this. In all of FY'03, we secured approximately $940 million in total revenue, with approximately $460 million from extensions and rebids with existing customers and $480 million from new contracts. In the current fiscal year, we have secured approximately $1.75 billion dollars in total revenue, with approximately $1.3 billion from extensions and rebids with existing customers, including the new 20-year master agreement with Rhode Island, and more than $470 million from new contracts.

That $1.75 billion represents approximately $250M of annual recurring service revenues, starting in FY'05, or roughly 25% of our current service revenue base.

Slide 7
-------
In the third quarter alone, we won five contracts.  There were two new contracts
- in Tennessee and Florida - and contract extensions in Denmark, Portugal and the Czech Republic. With respect to Florida, in the recently concluded contract negotiations, we were able to increase our offering to include several options, including Altura Vision, which is a point-of-purchase advertising display designed to promote play, and Aladdin, a multi-functional re-write-able mag-stripe card that can serve as a player loyalty card, a stored-value gift card, a transportation voucher, or other types of government applications. Florida will be the fourth GTECH customer to utilize Aladdin, joining Ohio, Minnesota and Belgium. These incremental options will increase the total value of the Florida contract by approximately 10%.

All told, we expect that these contracts will result in more than $500 million in aggregate revenue to the Company over the respective contract terms.

Slide 8
-------
Our investment in acquisitions is also paying off.

PolCard, our commercial services vehicle in Poland, which began contributing to our revenues at the end of May, has already generated $14 million in revenue ... including $7 million in the third quarter alone.

Our acquisition of Interlott, the leading provider of instant ticket vending machines, closed in mid-September ... and in that short amount of time, Interlott has contributed $4 million in service revenue ... and total revenue of about $7 million. As I mentioned in our call when we announced this acquisition, Interlott will serve as the nucleus of our self-service product and service offering evolution. Efforts are underway today to supplement the product portfolio from Interlott with self-service kiosks and lottery inside, which is putting the lottery application onto a third-party pc-based cash register, replacing the proprietary, stand alone lottery terminal that dominates the industry today. We have delivered self-service terminals to retailers in California and are in the process of completing a shipment to Texas.

Self service technology will promote ease of service for lottery players ... more flexibility for lottery operators to roll out new games quickly ... reduced pilferage and fraud at the retail level ... and integrated reporting and management.

The integration of both PolCard and Interlott are well underway.

We announced our most recent acquisition, Spielo, just last month. As a leading global provider of video lottery terminals, Spielo is a solid strategic fit for GTECH, broadening and strengthening our offerings in the government-sponsored VLT market ... a market that we believe will grow at a faster rate than the online and instant ticket lottery markets over the next three years. Spielo will greatly enhance our ability to compete for that business.

The Spielo acquisition remains on track, with the closing date expected by June. That timetable is largely driven by the licensing process, which can take up to seven months to complete in certain jurisdictions.

In the meantime, Spielo is making good progress towards satisfying their contract obligations in New York. Within the past few weeks, Spielo has shipped machines to New York for testing and we understand that they performing well.

If everything  goes according to plan,  Saratoga will launch its VLTs in January
.... Finger Lakes will follow in February ... and  Buffalo's  VLT operation  will start up in March. By early June 2004, we expect Spielo to have approximately 1800 machines installed at racetracks throughout the state of New York, assuming the current implementation schedule remains on track.

The first facility in the New York metropolitan area is expected to open in May in Yonkers.

Based on public press reports, it appears that the issue with the New York Racing Association is near resolution. Once it has been resolved, Spielo will ship approximately 1,100 machines to Aqueduct. Vernon Downs license is still pending.

Slide 9
-------
In addition to everything I have just discussed, the third quarter also included the launch of Keno in Michigan and early results are promising. With just over 900 keno locations, the game is currently generating average weekly sales of approximately $3 million. And just after the close of the 3rd quarter, Texas launched Mega-Millions, becoming the 11th state to join that consortium and the 36th US jurisdiction to offer a multi-state game. In the first week of play, average daily sales for Mega-millions exceeded $900 thousand dollars. Today only California, Florida and Maine do not participate in these types of games.

Finally, given our strong balance sheet and outlook, we were able to take advantage of the attractive capital markets by issuing $250 million dollars worth of seven-year senior notes in the third quarter. With the proceeds of recent debt offering, current cash balances are approximately $320M. This coupled with the strong free cash flow dynamics of the business lead us to believe that we have the financial flexibility to continue pursuit of growth opportunities that will drive long-term shareholder value, including possible future acquisitions. Jaymin will provide you with additional information on this debt offering in a few moments.

Looking ahead to the fourth quarter and beyond ... we see a number of states currently considering gaming expansion. According to the Center on Budget and Policy Priorities, a growing number of states are facing tax revenue shortfalls in fiscal year 2005, which begins for many of them in July of next year. So far, 21 states are projecting shortfalls totaling somewhere between $32 billion and $33 billion dollars. That number could rise as high as $40 billion dollars as additional states complete their projections.

For many global jurisdictions, gaming expansion under the lottery is one of the most politically expedient ways to reduce those shortfalls.

Right now, four states are considering new lotteries, two states are considering adding Keno ... and 17 states are looking at approving video lottery terminals, including Maryland, Michigan, and Pennsylvania. In the recent elections, Maine voters approved VLTs at one facility and talks continue at another facility.

While potential growth initiatives such as these are never reflected in our outlook, we are cautiously optimistic that at least one of these states will adopt gaming expansion initiatives in the coming year.

Last week we announced a new contract in Sri Lanka. We are also actively pursuing new lottery opportunities in Nicaragua, Thailand and a variety of other opportunities around the globe. We will keep you informed as these opportunities develop.

On the Commercial Services side of our business, we launched prepaid mobile phone top-ups in Poland on December 1st under the GTECH-sponsored brand name of VIA ... and we intend to launch bill payments in the first quarter of FY'05. Again, the strategy is to leverage PolCard's retail network in Poland according to the model that we have followed successfully in Brazil.

Considering all of these factors, GTECH is well positioned for continued growth in fiscal year 2005. Based on our preliminary outlook, we currently expect:

o        Total revenue growth in the range of 20 to 21 percent,

o        Service revenue growth in the range of at 7 to 8 percent,

o        Overall gross profit margins in the range of 41 to 43 percent, and

o Net income growth in excess of ten percent, which is consistent with our longer-term goal of generating net income growth in the range of 10 to 12 % on average over the next 3 to 5 years.

We also expect to invest $420M to $440M in new contract assets and growth opportunities.

This outlook is based on our preliminary base case for fiscal '05. We will provide periodic updates as events unfold.

Now here's Jaymin with a closer look at the numbers.  Jaymin.

                                      GTECH
                                FY'04 Q3 Earnings
                             Conference Call Script
                              Final- Dec. 15, 2003


Jaymin: Thank you Bruce.  Good morning, everyone.

I would like to start by reviewing GTECH's third-quarter performance. We are delighted with the continued improvement in the underlying performance of the business ... particularly with the substantial increase in service revenues and the continued improvements in profit margins.

Service revenues increased more than twenty three million dollars ($23M) or approximately eleven percent (11%) in the third quarter, driven by a number of factors.

Slide 10
--------

In the U.S., same store sales increased approximately three percent (3%). This increase in same store sales continues to be driven by:

o The introduction of new games such as Xtra in Missouri and NorthStar Cash in Minnesota,

o Modifications to existing games, such as matrix changes in New Jersey, New Mexico, and Washington, and

o Expanded distribution channels, such as keno in Michigan.

We also benefited from the launch of new service contracts, higher jackpot activity and the impact of the Interlott acquisition. This was partially offset by contractual rate changes.

Slide 11
--------
In aggregate, domestic service revenues increased six percent (6%) to one hundred and twenty-three million dollars ($123M).

International same store lottery sales grew by more than seven percent (7%) on a constant currency basis, reflecting both the addition of new games and the more rapid growth rates typical of newer lottery jurisdictions.

Factoring in contractual rate changes, lower jackpot activity and the impact of favorable foreign exchange rates, our international lottery service revenues increased approximately eight point five percent (8.5%), to eighty-six million dollars ($86M).

In addition, we recorded approximately twenty-one million dollars ($21M) of service revenue from commercial transaction processing, up from eleven million dollars ($11M) in the same period last year. This increase was primarily driven by the acquisition of PolCard, which contributed seven million dollars in the quarter. We also saw a strong increase in transaction volumes in Brazil.

Slide 12
--------
Product sales in the third quarter were twenty-four million dollars ($24M), less than anticipated, primarily due to the timing of terminal shipments.

Gross profits increased by approximately twenty-two million dollars ($22M) or twenty-four percent (24%) quarter-over-quarter.

Service gross profit margins increased five hundred basis points (500 bps), driving service gross profits up approximately twenty-one million dollars ($21M) quarter-over-quarter. This was driven by the increase in service revenues and lower depreciation.

Product margins were higher than expected, primarily due to the product mix.

Operating expenses for the quarter were approximately forty-one million dollars ($41M), or sixteen percent (16%) of total revenue.

The four million dollar ($4M) increase in SG&A was driven primarily by the consolidation of PolCard and Interlott and increased activities in new business development.

Our investment in research and development increased approximately two million dollars ($2M), reflecting our ongoing efforts to accelerate the development and deployment of Enterprise Series.

The combined effect of higher revenues and gross margin expansion resulted in operating income growth of approximately sixteen million dollars ($16M) or thirty percent (30%).

Below operating income, other income increased approximately four million dollars ($4M), reflecting the consolidation of the partnership that owns our corporate headquarters in West Greenwich, RI.

As we indicated on our last earnings conference call, this was done in compliance with FASB Interpretation Number 46, or FIN 46, resulting in a one-time, non-cash, pre-tax gain of five million dollars ($5M).
The substantial growth in operating income, coupled with higher other income and a lower effective tax rate, drove our reported net income up by thirteen million dollars ($13M) or forty percent (40%).

And reported diluted earnings per share increased approximately twenty-one percent (21%), to sixty-nine cents per share ($0.69) based upon a share count of sixty-six point nine million shares (66.9M).

Excluding the one time gain, net income increased approximately ten million dollars ($10M), or thirty percent (30%), and diluted earnings per share increased approximately twelve percent (12%) to sixty-four cents per share.

Slide 13
--------
During the quarter, we generated approximately one hundred and forty million dollars ($140M) in cash flows from operations, representing an increase of fifty-eight million dollars ($58M) or seventy-two percent (72%) quarter-over-quarter.

This financed approximately one hundred and twenty-four million dollars ($124M) of investments, including the acquisition of Interlott.

Also in the quarter, we made our second dividend payment in the amount of seventeen cents per share ($0.17), for a total of approximately ten million dollars ($10M).

At the end of the quarter, we had cash balances of approximately three hundred and twenty million dollars ($320M). This includes the net proceeds from the two hundred and fifty million dollars ($250M) of Senior Notes we issued in October, at an interest rate of four point seven five percent (4.75%).

Subsequent to the closing of this transaction, we swapped one hundred and fifty million dollars ($150M) of the notes to a floating interest rate. For planning purposes, we have assumed that the average rate on that debt will be approximately three percent (3%) for the remainder of this fiscal year. Looking forward to fiscal year 2005, we anticipate the average rate on this transaction to be approximately three point eight percent (3.8%).

Slide 14
--------
Now, let's turn to GTECH's performance on a year to date basis.

Service revenues for the nine months ended November 22nd were up approximately fifty million dollars ($50M) or eight percent (8%) over the same period of fiscal year 2003, primarily due to strong increases in same store sales around the world and new contracts, coupled with the acquisitions of PolCard and Interlott. This was partially offset by contractual rate changes.

We also benefited from favorable exchange rates by approximately five million dollars ($5M).

Product sales were higher by thirteen million dollars ($13M) or twenty percent (20%) in the first nine months of this year.

Slide 15
--------
Year-to-date, we recorded three hundred eighty-five million dollars ($385M) in revenue from our US lottery group --- three hundred and thirty-three million dollars ($333M) from the international lottery group --- and fifty-two million dollars in commercial services ($52M).

Operating expenses increased year-over-year due to a substantial increase in business development and bidding activity, coupled with the accelerated rate of investment in research and development.

Slide 16
--------
In the first nine months of the fiscal year, we generated approximately three hundred and ten million dollars ($310M) in cash from operations. This was twenty-nine million dollars ($29M) more than the first nine months of last year, primarily due to the timing of advance payments from customers.

In the nine months ended November, we invested three hundred and twenty-eight million dollars ($328M), primarily in new contract assets and the acquisition of PolCard and Interlott.

Slide 17
--------
Return on capital employed for the first nine months of the year was approximately twenty percent (20%), reflecting our on-going efforts to drive value from our asset base and the impact of the recent investments in long-term value-creating projects.

As I mentioned earlier, we have excess cash balances resulting from the recent debt offering. If we were to exclude two hundred and fifty million ($250M) of cash from the calculation, return on capital employed for the nine months ended November would have been approximately twenty-three percent (23%).

Again, our calculation of Return on Capital Employed is provided in the Supplemental Financial Data File posted on our website.

Slide 18
--------
Those are the key financial  highlights  of our third quarter and  year-to-date.
Now I would like to turn our attention to the outlook for the remainder of fiscal year 2004.

Based upon our current outlook, we continue to expect service revenue growth in the range of eight to nine percent (8% - 9%) year over year. This growth level reflects the following key assumptions:

1. Same store sales growth of five to six percent (5% - 6%), which is consistent with previous guidance,

2. The net effect of contract wins and contractual rate changes,

3. An average exchange rate of three Brazilian real (BRL 3.0) to the US dollar, which is broadly in line with our previous outlook, and

4. The impact of acquisitions

Due to a shift in timing of certain product sales, we now expect product sales in the range of one hundred and five million to one hundred and ten million dollars ($105M to $110M).

We continue to expect service margins in the range of forty-one to forty-three percent (41% to 43%) and we now expect product margins in the range of thirty-three to thirty-five percent (33% to 35%).

Consistent with previous guidance, we expect operating expenses to be in the range of one hundred and sixty-five to one hundred and seventy million dollars ($165M - $170M).

Based upon this outlook, we continue to expect that diluted earnings per share will be in the range of two dollars and seventy-five cents to two dollars and eighty cents ($2.75 to $2.80) for fiscal year 2004, including the impact of the one-time gain of five cents ($0.05) per share recorded in the third quarter.

Our guidance for fiscal 2004 is based on a diluted share estimate of sixty-five point one million (65.1M) shares, compared to fifty-eight point four million (58.4M) shares in fiscal 2003.

We expect net cash invested to be in the range of four hundred to four hundred and ten million dollars ($400M - $410M) for the year. We expect to invest three hundred to three hundred and ten million dollars ($300M - $310M) in new contract assets and growth opportunities within the existing business, including the recently-announced contract in Tennessee, and the balance in the recently completed acquisitions.

Cash from operations and existing cash balances will fund this investing activity.

Slide 19
--------
Now let's look at the outlook for our fourth quarter, which ends February 28th, 2004.

We expect service revenues to increase ten to twelve percent (10% - 12%) quarter over quarter. This will be driven by continued strength in same store sales, the impact of new contracts and the acquisition of PolCard and Interlott, partially offset by lower jackpot activity, particularly in the Powerball states.

As you may recall, there was a record three hundred and fifteen million dollar ($315M) Powerball jackpot on December 25th of last year. Our normal planning practices do not contemplate jackpots of this size on an on-going basis.

We expect product sales in the range of twenty-five to thirty million dollars ($25M - $30M).

We expect service margins in the range of forty-one to forty-three  percent (41%
- 43%) and we expect product margins in the range of thirty-four to thirty-six percent (34% to 36%).

Based upon this outlook, we expect earnings per share to be in the range of sixty-three to sixty-eight ($0.63 to $0.68) per share on a fully diluted basis, after considering the dilutive impact of our convertible debentures of approximately six cents ($0.06) per share.

Slide 20
--------
Whilst we are still in the planning process, and the outlook is in the very early stages of development, I would like to offer some preliminary guidance for fiscal year 2005.

We expect service revenues to grow in the range of seven to eight percent (7% - 8%), based on the following drivers:

1) Same store sales growth of four to six percent (4% - 6%),

2) The net effect of contract wins and contractual rate changes,

3) Fluctuations of foreign currency against the US Dollar, and

4) The impact of the recently announced acquisitions.

For planning purposes, we have assumed an average exchange rate of approximately three point six real to the dollar (BZ 3.6) for next fiscal year. This compares to the current exchange rate of two point nine five (BZ 2.95) real to the dollar and an average rate of three (BZ 3.0) real for the current fiscal year. We currently expect US Dollar revenues from Brazil to be approximately ninety-five million dollars ($95M) this fiscal year.

With respect to the acquisitions, we have assumed a full year of revenues from PolCard and Interlott and nine months of revenues from Spielo, as we expect to complete that acquisition in June.

The preliminary outlook currently indicates product sales in the range of two hundred and thirty to two hundred and fifty million dollars ($230M to $250M) next fiscal year. This assumes approximately fifty to fifty-five million ($50M - $55M) in product sales for Spielo and approximately twenty to twenty-five million dollars ($20M - $25M) in product sales for Interlott and the balance in the base business.

With regard to margins, we expect to maintain service margins in the range of forty-one to forty-three percent (41% - 43%), despite a thirty million dollar ($30M) increase in depreciation year-over-year in cost of services. Due to the absorption of new installation costs and the integration of acquisitions, we are comfortable with the lower end of that range at this time.

We expect product margins in the range of thirty-six to thirty-eight percent (36% to 38%), reflecting a change in product mix as a result of the Spielo acquisition.

We currently expect operating expenses to be in the range of fifteen to sixteen percent (15% to 16%) of total revenue, reflecting our plan to increase the level of research and development activities.

Based on our expected operating performance, we believe that diluted earnings per share will be in the range of two dollars and ninety-five cents to three dollars and five cents ($2.95 to $3.05) for fiscal year 2005.

Slide 21
--------
The earnings guidance for the year reflects EPS dilution of approximately twelve to fifteen cents per share ($0.12 - $0.15), resulting from the following:

1)  Remaining dilution from our convertible bonds,

2) Incremental interest expense related to the two hundred and fifty million dollars ($250M) Senior Notes issued in October, and

3)  Minority interest related to our international joint ventures.

This guidance does not reflect the potential expensing of stock options. We continue to evaluate the proposed methods and timing of adopting the new rules of stock option accounting under consideration. We will update you when more definitive guidance is provided.

Slide 22
--------
In fiscal year 2005, we plan to invest between four hundred and twenty and four hundred and forty million dollars ($420M - $440M) in new contract assets, and growth opportunities. Of that, we expect to invest approximately two hundred to two hundred and ten million dollars ($200M - $210M) in the core business, approximately thirty-five to forty million ($35M - $40M) in PolCard and Interlott and the balance in Spielo. Approximately ninety million dollars ($90M) will be for maintenance capital requirements within the core business.

These investments will be funded from cash from operations and existing cash balances.

That is our preliminary guidance for fiscal 2005 as it now stands. In keeping with our disclosure policy, we will provide first quarter guidance as well as a full year update on our year-end conference call, currently scheduled for April 15, 2004.

To summarize ... we are pleased with the continued strength of our business and excited about the future. At this stage of the planning process, we are comfortable that the outlook for fiscal '05 is shaping up well - - - giving us confidence that 2005 will be another solid year in terms of growth, profitability and value creation for our shareholders.

Now Bruce and I will be happy to take your questions.

                                      GTECH
                  Bruce Turner Q3 FY04 Conference Call Outline
                                15 December 2003

CLOSING REMARKS

[AFTER Q&A]

If there are no further questions, I would like to wrap up today's call with a brief recap.

GTECH showed continued strength in its third quarter. The combination of same-store sales growth ... new customers ... and the contributions of PolCard and Interlott drove service revenues up 11 percent. It was our sixth consecutive quarter in which service gross profit margins increased by 400 basis points or more.

We are comfortable with our outlook for the remainder of the fiscal year ... as well as with our initial outlook for fiscal 2005

We will be back in touch in April. Until then, thank you for joining us ... and on behalf of everyone at GTECH, I would like to wish you all a Happy Holiday Season and a healthy and prosperous New Year.